Exhibit 10.5

SHURGARD STORAGE CENTERS, INC.

NONQUALIFIED STOCK OPTION NOTICE OF GRANT

TO:	Name	Date of Grant:

This grant of an option to purchase              shares of Shurgard Storage Centers, Inc. Class A Common Stock at the exercise price of (price) per share is subject to all of the terms contained the Shurgard Storage Centers, Inc. 2000 Long-Term Incentive Plan (the “Plan”) which is incorporated herein by reference. This grant is for a nonqualified stock option.

Statement of Option Activity: A statement showing your (grant date) stock option grants is attached for your information.

Vesting and Option Term: The option shall vest and become exercisable and terminate according to the following schedule (subject to earlier termination as explained below under Termination):

Shares	Full Vest	Terminates
Shares vesting	Vest Date	Expiration Date
Shares vesting	Vest Date	Expiration Date
Shares vesting	Vest Date	Expiration Date
Total Shares Granted

All further vesting of the option shall cease upon termination of your service with the Company for any reason.

Exercise of Option and Payment for Shares: The option may be exercised by delivering to the Company a properly completed and signed notice of exercise in the form prescribed by the Company, together with the exercise price for the shares for which the option is exercised, which may be paid as follows:

(a)	Cash, personal check, bank certified or cashier’s check;

(b)	Delivery of Shares of Class A Common Stock of the Company held by you for a period of at least six months having a fair market value at the time of exercise, as determined in good faith by the Plan Administrator, equal to the exercise price; or

(c)	Delivery of a copy of the exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company an amount of sale or loan proceeds sufficient to pay the exercise price.

Withholding Taxes: As a condition to the exercise of the option, you shall make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise.

Transfer of Option: You may only transfer the option by will, by the applicable laws of descent and distribution, by gift, or by other transfer without consideration to either (i) your spouse, child or grandchild (“Immediate Family Member”) or (ii) any trust, partnership, or other entity in which you or such Immediate Family Member has a substantial beneficial interest. Any other attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the option or of any right or privilege conferred thereby, and any sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

Termination: Unless earlier terminated as provided above under Vesting and Option Term, the option will terminate (i) immediately upon termination of your employment for cause, as defined in the Plan, (ii) three years after termination of your employment as a result of retirement, early retirement at the Company’s request, disability, or death or (iii) three months after termination of your employment for any other reason.

Taxation of Options: Please review the Plan Summary for additional information on the tax consequences related to your option. You should seek advice from your own tax advisor when exercising the option and prior to the disposition of the shares issued upon the exercise of the option.

Copies of the 2000 Long-Term Incentive Plan and Plan Summary are available on the network under K:\Options\2000LTIP.doc and K:\Options\00SPD.doc for your reference.